Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD DECLARES QUARTERLY DIVIDEND

Newport Beach, CA – September 9, 2013 – American Vanguard Corp. (NYSE:AVD) today announced that its Board of Directors has declared a $0.05 cash dividend payment to be distributed on October 18, 2013 to shareholders of record as of October 4, 2013. This will bring total dividend payments for calendar year 2013 to $0.17 per share, a 42% increase over the normal payments distributed in calendar year 2012 (excluding the $0.10 per share special dividend payment made in December 2012).

Eric Wintemute, Chairman and CEO of American Vanguard, stated, “We are pleased to declare this dividend which continues our 20-year history of providing such returns to our shareholders and reflects our belief that increasing shareholder value is of prime importance to the Company’s management and its Board of Directors. We continue to maintain a disciplined approach to our equity base and earlier this year we instituted a share repurchase program with the intent of maintaining the current level of outstanding shares. These steps demonstrate the confidence that management and the Board of Directors have in the Company’s future and we appreciate our investors’ continued support as we pursue profitable growth in the crop protection and public health markets worldwide.”

Historical Cash Dividends

	April	July	October	Annual
2013	$0.07	$0.05	$0.05	$0.17
2012	$0.05	N/A	$0.07	$0.12
2011	$0.03	N/A	$0.05	$0.08
2010	$0.01	N/A	$0.02	$0.03

Notes: A Special Dividend of $0.10 per share was paid in December 2012 and is not included in the 2012 dividend calculation above. The Company revised its dividend payment method from a semi-annual to a quarterly approach beginning in the second half of 2013.

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® & Russell 3000® Indexes and the Standard & Poors Small Cap 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. All forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed in the Company’s SEC reports and filings. Any forward-looking statements in this release represent the Company’s best judgment as of the date of this release.

Contact Information:
American Vanguard Corporation	The Equity Group Inc.
William A. Kuser, Director of Investor Relations	www.theequitygroup.com
(949) 260-1200	Lena Cati (212) 836-9611
williamk@amvac-chemical.com	Lcati@equityny.com